Exhibit 4.2

[THE OFFER AND SALE OF THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[a](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.]1

WARRANT

TO PURCHASE

SHARES OF COMMON STOCK

OF

INVITAE CORPORATION

Original Issue Date: [_______, __, 202_]	No. W-[_]

FOR VALUE RECEIVED, the undersigned, Invitae Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), hereby certifies that [_______] or any transferee, assignee or other subsequent holder hereof (the “Holder”) is entitled to subscribe for and purchase, at the Exercise Price per share, the Warrant Share Number of duly authorized, validly issued, fully paid and non-assessable shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). This Warrant is issued pursuant to that certain Indenture, dated as of [    ], 2023, by and among the Company, U.S. Bank Trust Company, National Association, as trustee and collateral Agent and the guarantors party thereto from time to time (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Indenture”). The Common Shares (as defined below) issuable hereunder (the “Warrant Shares”) are entitled to the benefits of the Registration Rights Agreement (as defined below). Capitalized terms used in this Warrant and not otherwise defined herein shall have the respective meanings specified in Section 8 hereof or, if not specified in Section 8 hereof, the respective meanings ascribed thereto in the Indenture, regardless of whether the Indenture remains in effect.

[1]

The bracketed legend will only be included on Warrants issued in respect of Series B Notes (“Series B Warrants”). Warrants issued in respect of Series A Notes (“Series A Warrants”) will not bear a restrictive legend.

1.    Term. The right to subscribe for and purchase Warrant Shares represented hereby commences on the Original Issue Date and shall expire at 5:00 p.m. (New York City time) on [_________]2 (such period being the “Term”).

2.    Method of Exercise; Payment; Issuance of New Warrant; Transfer and Exchange.

(a)    Exercise of Warrant. The purchase rights represented by this Warrant may be exercised in whole or in part at any time and from time to time during the Term by delivering to the Company (by electronic mail or otherwise in accordance with Section 11) written notice of such exercise in the form attached hereto as Exhibit A (each, an “Exercise Form”) and[, except as otherwise provided in Section 2(n) in respect of Excess Warrant Shares,]3 the applicable Exercise Price, which may be satisfied by a Cash Exercise or a Cashless Exercise (as each is defined below), for each Warrant Share as to which this Warrant is being exercised. The “Exercise Date” in respect of each exercise of this Warrant shall be defined as the date that the Exercise Form in respect of such exercise is delivered to the Company in accordance with the terms hereof. In the event that this Warrant has not been exercised in full as of the last Business Day during the Term, the Holder shall be deemed to have exercised the purchase rights represented by this Warrant in full as a Cashless Exercise as of 4:59 p.m. (New York City time) on such last Business Day (and such last Business Day shall be deemed the Exercise Date for purposes of such exercise).

(b)    Cash Exercise. The Holder may pay the Exercise Price in respect of any Warrant Share(s) in cash (a “Cash Exercise”). Except as otherwise provided in Section 2(n) in respect of Excess Warrant Shares,]4 [I][i]n the case of a Cash Exercise, within two (2) Trading Days (or, if less, the number of Trading Days comprising the Standard Settlement Period on the Exercise Date) following the Exercise Date as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Exercise Form by wire transfer or cashier’s check drawn on a United States bank.

(c)    Cashless (Net Issue) Exercise. In lieu of paying the Exercise Price in respect of any Warrant Share(s) in cash, the Holder, at its option, may exercise this Warrant (in whole or in part) on a cashless basis by making appropriate notation on the applicable Exercise Form, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula (a “Cashless Exercise”):

X=	Y (A-B)
A

Where: X	=	the number of the Warrant Shares to be issued to the Holder.

[2]	The term will expire on the Maturity Date.
[3]	Bracketed language will only be included in Series A Warrants (and will not be included in Series B Warrants).
[4]	Bracketed language will only be included in Series A Warrants (and will not be included in Series B Warrants).

Y	=	the number of Warrant Shares with respect to which the Warrant is exercised.

A	=	the fair market value of one share of Common Stock on the Exercise Date.

B	=	the Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 2(c), the “fair market value” of one share of Common Stock on the date of determination shall mean:

(i)    if the Market Price can be calculated in accordance with the definitions of “Market Price” and “Volume Weighted Average Price,” the Market Price per share of Common Stock as of the Exercise Date; and

(ii)    if the Common Stock cannot be calculated in accordance with the definitions of “Market Price” and “Volume Weighted Average Price,” the fair market value of a share of Common Stock shall be the fair market value of a share of Common Stock as mutually determined in good faith by the Company and the Holder.

The date of determination for purposes of this Section 2(c) shall be the date the Exercise Form is delivered by the Holder to the Company.

(d)    Issuance of Warrant Shares and New Warrant. [Subject to Section 2(n),]5 [I][i]n the event of any exercise of the purchase rights represented by this Warrant in accordance with the terms hereof, the Warrant Shares issuable upon such exercise shall be delivered by the Company, (i) in the case of an exercise at a time when any of the Unrestricted Conditions is met as of the Exercise Date in respect of such Warrant Shares, by causing the Company’s designated transfer agent (“Transfer Agent”) to electronically transmit the Warrant Shares issuable upon such exercise to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company (“DTC”), through its Deposit/Withdrawal at Custodian (“DWAC”) system, as specified in the relevant Exercise Form, no later than the later of (x) two (2) Trading Days (or, if less, the number of Trading Days comprising the Standard Settlement Period) after the relevant Exercise Date; provided that a failure by the Transfer Agent to timely credit such Warrant Shares in accordance with this clause (i) to the extent it is caused solely by a failure by the Holder or its designee to accept such DWAC transmission shall not be deemed a breach of this Section 2(d) and, (y) in the case of a Cash Exercise, one (1) Trading Day after the date the applicable aggregate Exercise Price is received by the Company, or (ii) in the case of an exercise at a time when the Warrant Shares issuable upon such exercise are required to bear a restrictive legend pursuant to Section 2(f)(ii) because none of the Unrestricted Conditions is met in respect thereof, issue and dispatch by overnight courier to the address as specified in the Exercise Form, a certificate, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise, within five (5) Trading Days after the relevant Exercise Date. Upon the exercise of this Warrant or

[5]	Bracketed language will only be included in Series A Warrants (and will not be included in Series B Warrants).

any part hereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, if applicable, as shall be necessary to enable the Transfer Agent to transmit to the Holder in accordance with this Section 2(d) the number of Warrant Shares issuable upon such exercise. The Company warrants that no instructions other than these instructions have been or will be given to the Transfer Agent in respect of the Warrant Shares and that the Warrant Shares will not contain any legend or be subject to any stop transfer or similar instruction if any of the Unrestricted Conditions is met in respect thereof. Upon the delivery of an Exercise Form in accordance with Section 2(a), the Holder shall be deemed for all purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s or its designee’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be; [provided, for the avoidance of doubt, that during the Cash Settlement Period, upon the exercise of this Warrant for Excess Conversion Shares, the Holder shall not be deemed to be a holder of such Excess Conversion Shares]6. The Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and this Warrant has been exercised in full, in which case the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days following the date the final Exercise Form is delivered to the Company. Execution and delivery of an Exercise Form with respect to a partial exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the remaining number of Warrant Shares. The Holder and any assignee of the Holder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the Warrant Share Number (and, therefore, the number of Warrant Shares available for purchase hereunder) at any given time may be less than the amount stated herein. [Notwithstanding anything to the contrary contained herein, on or prior to the earlier of the date the Stockholder Approval has been obtained and the commencement of the Cash Settlement Period, the Holder shall not be entitled to exercise this warrant for a number of Warrant Shares that would exceed the Remaining NYSE Share Cap Amount as of the Exercise Date in respect of such exercise.]7

(e)    Transferability of Warrant. Subject to Section 2(g)(iii), this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed Assignment Form in the form attached hereto as Exhibit B. Within three (3) Trading Days of such surrender and delivery (the “Transfer Delivery Period”), the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this

[6]	Bracketed language will only be included in Series A Warrants (and will not be included in Series B Warrants).
[7]	Bracketed language will only be included in Series A Warrants (and will not be included in Series B Warrants).

Warrant, if any, not so assigned and this Warrant shall promptly thereafter be cancelled. Notwithstanding anything herein to the contrary, this Warrant, if properly assigned in accordance herewith, may be exercised by a new Holder for the purchase of Warrant Shares immediately upon such assignment without having a new Warrant issued. The Holder shall pay any Transfer Taxes (as such term is defined in Section 5(b) below) imposed in connection with such transfer or assignment (if any).

(f)	Restrictive Legend.

(i)    The Holder understands that until such time as [this Warrant and]8 the Warrant Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, [this Warrant and]9 the Warrant Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of the certificates for such securities) (the “Securities Law Legend”):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) AGREES FOR THE BENEFIT OF INVITAE CORPORATION (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS ONE YEAR AFTER THE CLOSING DATE OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF; OR

(B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT; OR

[8]	Bracketed language will only be included in Warrants issued in respect of Series B Notes.
[9]	Bracketed language will only be included in Warrants issued in respect of Series B Notes

(C) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER OF CONVERSION SHARES, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CUSTOMARY LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED BY THE COMPANY IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER DOES NOT VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN, FINANCING OR INDEBTEDNESS ARRANGEMENT SECURED BY THE SECURITIES.

(ii)    [This Warrant and]10 [t][T]he Warrant Shares (and any certificates or electronic book entries evidencing the Warrant Shares) shall not contain or be subject to (and Holder shall be entitled to removal of) any legend (or stop transfer or similar instruction) restricting the transfer thereof (including the Securities Law Legend): (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of such securities is effective under the Securities Act, or (B) if the Holder provides customary paperwork to the effect that it has sold, or is selling substantially contemporaneously with the delivery of such paperwork, such securities pursuant to such a registration statement or Rule 144 under the Securities Act, or (C) if such securities are eligible for sale under Rule 144(b)(1) under the Securities Act as set forth in customary, non-affiliate paperwork provided by the Holder, or (D) if at any time on or after the date hereof the Holder certifies that it is not a Rule 144 Affiliate, and has not been a Rule 144 Affiliate for the preceding three (3) months, and that the Holder’s holding period for purposes of Rule 144 (including, for the avoidance of doubt, subsection (d)(3)(ii) thereof) is at least six (6) months, or (E) if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) as determined in good faith by counsel to the Company or as set forth in a legal opinion delivered by a nationally recognized counsel to the Holder (collectively, the “Unrestricted Conditions”). The Company

[10]	Bracketed language will only be included in Warrants issued in respect of Series B Notes shall cause its counsel to issue a legal opinion to the Transfer Agent, promptly after the Registration Effective Date, or at such other time as any of the Unrestricted Conditions has been satisfied, if the Transfer Agent requires such an opinion to effect the issuance of this Warrant or the Warrant Shares, as applicable, without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions is met at the time of issuance of the Warrant Shares then such Warrant Shares shall be issued free of all legends and stop-transfer instructions. The Company agrees that following the Registration Effective Date or at such other time as any of the Unrestricted Conditions is met or such legend is otherwise no longer required under this Section 2(g), it will, no later than the earlier of (x) two (2) Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period following the delivery by the Holder to the Company or the Transfer Agent of the Warrant Shares issued with a restrictive legend, deliver or cause to be delivered to the Holder or its designee the Warrant Shares free from all restrictive and other legends (or similar notations) by crediting the account of the Holder’s prime broker with DTC, through its DWAC system. For purposes hereof, “Registration Effective Date” shall mean the date that the first Registration Statement covering the Warrant Shares that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC. The Company acknowledges and agrees that, the Holder shall be deemed to have certified that it is not a Rule 144 Affiliate and has not been a Rule 144 Affiliate for the preceding three (3) months upon each delivery of an Exercise Form, unless the Holder otherwise advises the Company in writing. For purposes of Rule 144 under the Securities Act and subsection (d)(3)(ii) thereof, it is intended, understood and acknowledged that (X) this Warrant shall be deemed to have been acquired, and the holding period thereof shall be deemed to have commenced, [on the Original Acquisition Date]11 / [on the date of issuance of the Notes in respect of which this Warrant was issued]12, and (Y) the Warrant Shares issuable upon any exercise of this Warrant pursuant to a Cashless Exercise shall be deemed to have been acquired, and the holding period thereof shall be deemed to have commenced, [on the Original Acquisition Date]13 / [on the date of issuance of the Notes in respect of which this Warrant was issued]14. The Holder, by acceptance hereof, acknowledges and agrees that the removal of any restrictive legends from any securities as set forth in this Section 2(g)(ii) is predicated upon the Company’s

[11]	Bracketed language referencing the Original Acquisition Date will be included in Series A Warrants (and not in Series B Warrants).
[12]	Bracketed language referencing the date of issuance of the Notes will only be included in all Series B Warrants (and not in Series A Warrants).
[13]	Bracketed language referencing the Original Acquisition Date will only be included in all Series A Warrants (and not in Series B Warrants).
[14]	Bracketed language referencing the date of issuance of the Notes will only be included in all Series B Warrants (and not in Series A Warrants).

reliance that the Holder will sell such securities pursuant to either the registration requirements of the Securities Act or an exemption therefrom, and that if such securities are sold pursuant to a registration statement, they will be sold while such registration statement is effective and available for resales of such securities, in compliance with the plan of distribution set forth therein.

(iii)    The Holder, by acceptance hereof, covenants that it will not sell or otherwise transfer any Warrants or Warrant Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act.

(g)    No Fractional Shares or Scrip. No fractional shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant. If pursuant to an exercise of this Warrant the Holder would be entitled to a fractional Common Share, then the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share of Common Stock (with 0.5 rounded up), and no cash payment will be made in lieu thereof where rounded down.

(h)    Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor and amount.

(i)    No Rights of Stockholders. Except as otherwise provided herein, including in Section 4(b), the Holder shall not be entitled to vote or be otherwise deemed the holder of Common Shares or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose under this Agreement, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings.

(j)    Holder’s Exercise Limitations. Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant (or issue any Warrant Shares thereupon), and no Holder may acquire a number of Warrant Shares upon the exercise of this Warrant or otherwise acquire any shares of Common Stock pursuant to this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant or acquire Warrant Shares pursuant to Section 2(c) or otherwise, to the extent that after giving effect to such exercise as contemplated by the applicable Exercise Form, the number of Common Shares then beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any

“group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein), would exceed 4.9% of the total number of Common Shares then issued and outstanding (the “Beneficial Ownership Limitation”); provided, that the Beneficial Ownership Limitation shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) under the Exchange Act; and, provided, further, for the avoidance of doubt, that the Beneficial Ownership Limitation shall not limit the exercise of this Warrant for Excess Conversion Shares during the Cash Settlement Period. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage beneficially owned by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes hereof, the Holder may rely on the number of outstanding Common Shares as set forth in the Company’s most recent annual report filed with the SEC, or any report filed by the Company with the SEC subsequent thereto, in each case, unless the Company has confirmed to the Holder the number of Common Shares outstanding as provided in the next sentence (in which case the Holder may rely upon such confirmation). Upon the written request of the Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to the Holder the number of Common Shares then outstanding. Each delivery of an Exercise Form by the Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that the issuance of the full number of Common Shares requested in such Exercise Form is permitted under this paragraph. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding Common Shares was reported.

(k)     Cash Damages for Failure to Timely Issue Warrant Shares. If by the third Trading Day following (x) the expiration of the Delivery Period or (y) in the case of an exercise of this Warrant for Excess Warrant Shares, the date on which the Cash Settlement Amount is payable (the “Cash Damages Trigger Date”), the Company shall (i) fail to issue and deliver a certificate to the Holder for, or, if as required by Section 2(e) hereof the Transfer Agent shall fail to credit the Holder’s or its designee’s balance account with DTC with, the applicable number of Warrant Shares (in each case, free of any restrictive legend, provided that any Unrestricted Condition is satisfied) or (ii) pay such Cash Settlement Amount, then, in addition to all other available remedies that the Holder may pursue hereunder and under the Notes Documents or otherwise at law or in equity, the Company shall pay additional damages to the Holder, in cash, for each thirty (30) day period after such Cash Damages Trigger Date such exercise is not timely effected in an amount equal to (prorated for any partial period) one percent (1.0%) of (y) in the case of a failure to deliver Warrant Shares, the product of (I) the number of Warrant Shares not issued and delivered to the Holder (in each case, free of any restrictive legend, provided, that any Unrestricted Condition is satisfied) or its designee prior to the Cash Damages Trigger Date and to which the Holder is entitled and (II) the Volume Weighted Average Price of a share of Common Stock on the last day of the Delivery Period or (z) in the case of a failure to timely pay a Cash Settlement Amount, such Cash Settlement Amount. Alternatively, in lieu of the foregoing damages, but in addition to any other rights or remedies available to the Holder under this Warrant or any other Notes Documents or otherwise at law or in equity, at the written election of the Holder made in the Holder’s sole discretion, if, on or after the last day of the Delivery Period in respect of such Exercise, the Holder or its brokerage firm purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder was entitled to receive upon such exercise (such purchased shares, “Buy-In Shares”), the Company shall (1) be obligated to promptly pay to the Holder (in addition to all other available remedies that the Holder may otherwise have), 105% of the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for such Buy-In Shares exceeds (B) the net proceeds received by the Holder from the sale of a number of shares equal to up to the number of Warrant Shares such Holder was entitled to receive but had not received on or before the last day of such Delivery Period Date, and (2) at the option of the Holder, either reinstate the portion of this Warrant and equivalent number of Warrant Shares for which such exercise was not honored (and refund the Exercise Price therefor, to the extent paid by Holder), or deliver to the Holder the number of Common Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Common Shares upon exercise of this Warrant as required pursuant to the terms hereof.

(l)    Void Exercise Form. If for any reason the Holder has not received all of the Warrant Shares (free of any restrictive legend, provided that any Unrestricted Condition is satisfied) prior to the tenth (10th) Business Day after the expiration of the Delivery Period with respect to an exercise of this Warrant in accordance with Section 2(e) or, in the case of Excess Warrant Shares, has not received all of the Cash Settlement Amount by the due date therefor, then the Holder, upon written notice to the Company by facsimile or electronic mail (a “Void Exercise Notice”), may void its Exercise Form with respect to, and retain or have returned, as the case may be, any portion of this Warrant with respect to which Warrant Shares have not been delivered pursuant to the Holder’s Exercise Form or, in the case of Excess Conversion Shares, with respect to which a Cash Settlement Amount has not been paid; provided, that the voiding of the Holder’s Exercise Form shall not affect the Company’s obligations to make any payments that have accrued prior to the date of such Void Conversion Notice pursuant to Section 2(l).

(m)    [Exchange Share Cap. Prior to such time as the Company Stockholder Approval shall have been obtained, the Company shall not be obligated to issue (and shall not issue) upon (x) conversion of Series A Notes, (y) the exercise of Warrants or (z) otherwise in respect of any exchange of the 2024 Notes effected after the Closing Date (as defined in the Indenture) to the extent permitted by Section 14.02(n) of the Indenture (excluding, for the avoidance of doubt, any issuances pursuant to preceding clauses (x) and (y)) an aggregate number of Shares in excess of the sum of (I) the NYSE Share Cap plus (II) the number of shares of Common Stock that were issuable or reserved for issuance in respect of any 2024 Notes exchanged for shares of Common Stock or Series A Notes after the Closing Date (subject to appropriate adjustment for any Stock Event). For the avoidance of doubt, prior to the earlier of the date the Company Stockholder Approval shall have been obtained and the commencement of the Cash Settlement Period, any notice of exercise delivered pursuant to Section 2 hereof that would on its face require the issuance of Warrant Shares in excess of the Remaining NYSE Share Cap Amount as of the date such notice is delivered shall be effective with respect the Warrant Shares not in excess of such Remaining NYSE Share Cap Amount and void and of no force or effect with respect to the Warrant Shares in excess of such Remaining NYSE Share Cap Amount. Notwithstanding anything to the contrary contained herein, the provisions of this Section 2(m) shall not apply to any exercise of this Warrant in connection with a Major Transaction in which the Holder is entitled to receive cash, securities or other assets of a Successor Entity.]15

(n)    [Cash Settlement. Upon the exercise of this Warrant (in whole or in part) by Holder during the Cash Settlement Period, (i) the Holder shall not be required to deliver the applicable Exercise Price in respect of any Excess Warrant Shares, (ii) the Company shall not issue any Excess Warrant Shares, and (iii) in lieu of delivering Excess Warrant Shares, the Company shall pay to the Holder an amount in cash (the “Cash Settlement Amount”) equal the amount (referred to as “X” below) determined using the following formula: X = Y(A–B), with the terms included in the formula being as defined in Section 2(c) except that “A” shall mean the Closing Price per Common Share on the Trading Day immediately preceding the applicable Exercise Date. For the avoidance of doubt, the Holder shall not be required to specify (in an Exercise Form or otherwise) whether an exercise would result in Excess Warrant Shares or require payment of a Cash Settlement Amount. The Cash Settlement Amount shall be paid, in cash, to the Holder within three (3) Business Days following the Exercise Date in accordance with instructions provided by Holder. In the event that (i) the Company consummates a Major Transaction, the Company shall pay, or cause the relevant Successor Entity to pay, to the Holder, concurrently with the consummation of such Major Transaction, all Cash Settlement Amounts payable to the Holder that remain unpaid as of the date such Major Transaction is consummated or (ii) the Obligations become due and payable pursuant to the Indenture, all Cash Settlement Amounts that remain unpaid shall simultaneously become due and payable to Holder.]16

3.    Certain Representations and Agreements. The Company represents, covenants and agrees:

(a)    This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b)    All Warrant Shares issuable upon the exercise of, or otherwise pursuant to, this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company, and free from all taxes, liens and charges. As of the Original Issue Date, the Company has reserved from its authorized and unissued Common Shares, exclusively for issuance upon exercise of this Warrant, and from and after the Original Issue Date the Company shall at all times reserve and keep available

[15]	Section 2(m) will only be included in Series A Warrants.
[16]	Section 2(n) will only be included in Series A Warrants.

out of its authorized but unissued Common Shares solely for the purpose of effecting exercises of this Warrant, such number of Common Shares as shall from time to time be sufficient to effect the exercise of this Warrant in full for cash (without giving effect to the Beneficial Ownership Limitation[, the NYSE Share Cap or the Remaining NYSE Share Cap Amount]17 or any other limitations on exercise herein or elsewhere); and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the exercise of this Warrant in full, the Company will use reasonable best efforts to take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including, without limitation, calling a special meeting of stockholders and/or any other relevant corporate body to amend the Company’s charter increasing the authorized share capital of the sufficiently high to meet the Company’s obligations under this Section 3(b).

(c)    The Company shall take all such actions as may be necessary to ensure that all Warrant Shares are issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of the Company’s capital stock may be listed at the time of such exercise.

(d)    The Company will use its reasonable best efforts to procure, subject to issuance or notice of issuance, the listing of any Warrant Shares issuable upon exercise of this Warrant on the principal stock exchange on which the Common Stock is then listed or traded.

4.    Adjustments and Other Rights. The Exercise Price and Warrant Share Number shall be subject to adjustment from time to time as follows; provided, that no single event shall cause an adjustment or distribution under more than one subsection of this Section 4 so as to result in duplication.

(a)    Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall at any time or from time to time (i) pay or make a dividend or make a distribution on its Common Stock in Common Shares, (ii) split, subdivide or reclassify the outstanding Common Shares into a greater number of shares or (iii) combine or reclassify the outstanding Common Shares into a smaller number of shares (each of the transactions described in clauses (i)-(iii), a “Stock Event”), the Warrant Share Number at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Holder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of Common Shares which such Holder would have owned or been entitled to receive in respect of the Common Shares subject to this Warrant after such date had such Holder held a number of Common Shares equal to the Warrant Share Number immediately prior to such record date or effective date, as the case may be. In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the

[17]	Bracketed language will only be included in Series A Warrants.

Warrant Share Number before the adjustment determined pursuant to the immediately preceding sentence and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new Warrant Share Number determined pursuant to the immediately preceding sentence. If any Stock Event is declared or announced, but not so paid or made, the Exercise Price and the Warrant Share Number shall again be adjusted to be the Exercise Price and Warrant Share Number that would then be in effect had such Stock Event not been declared or announced.

(b)    Distributions. Notwithstanding anything to the contrary contained herein (including, for the avoidance of doubt, Section 2(j)), the Holder, as the holder of this Warrant, shall be entitled to receive, and shall be paid by the Company, any dividend paid or distribution of any kind made to the holders of Common Stock, other than a dividend or distribution resulting in an adjustment pursuant to Section 4(a), to the same extent as if the Holder had exercised this Warrant in full in a Cash Exercise (without regard to the Beneficial Ownership Limitation[, the NYSE Share Cap, the Remaining NYSE Share Cap Amount (or whether the Company Stockholder Approval shall have been obtained)]18 or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance) and had held such Warrant Shares on the record date for such dividend or distribution (or, if there is no record date therefor, on the date of such dividend or distribution). Payments or distributions under this Section 4(b) shall be made concurrently with the dividend or distribution to holders of the Common Stock. For the avoidance of doubt, if at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock (the “Purchase Rights”), and such grant, issuance or sale does not result in a dividend or distribution resulting in an adjustment pursuant to Section 4(a), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon exercise in full of this Warrant (without regard to the Beneficial Ownership Limitation[, the NYSE Share Cap, the Remaining NYSE Share Cap Amount (or whether the Company Stockholder Approval shall have been obtained)]19 or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. For the avoidance of doubt, if a Holder participates in such dividends (or cash amounts equal to such dividends) and distributions of any kind or such Purchase Rights, as the case may be, at the same time and on the same terms as holders of the Company’s capital stock as if such Holder had exercised its Warrants into Warrant Shares (without regard to the Beneficial Ownership Cap[, the NYSE Share

[18]	Bracketed language will only be included in Series A Warrants.
[19]	Bracketed language will only be included in Series A Warrants

Cap, the Remaining NYSE Share Cap Amount]20 or any other limitations on conversion herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such conversion and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions or such Purchase Rights, as applicable, in accordance with this Section 4(b), then the Company will not be obligated to adjust the Exercise Price on account of such transaction or other event otherwise requiring an adjustment pursuant to Section 4(a).

(c)    Event of Default. Not later than two Business Days following the occurrence of an Event of Default, the Company shall deliver written notice thereof via electronic mail and overnight courier to the Holder (a “Default Notice”), which notice shall prominently indicate that it is a “Default Notice.” In the event of an Event of Default, the Company shall, at the Holder’s option, exercisable by written election of the Holder delivered to the Company at any time prior to the thirtieth (30th) day following the occurrence of the Event of Default (or, if later, the thirtieth (30th) day following the date of delivery to the Holder of the Default Notice in respect of such Event of Default), purchase this Warrant from the Holder by paying or delivering to the Holder an amount in cash equal to the Black Scholes Value of the unexercised portion of this Warrant (a “Default Redemption”). For purposes of clarification, (i) the Holder shall not be required to exercise the Warrant or pay the Exercise Price in order to receive such Black-Scholes Value. The payment of such Black-Scholes Value will be made by wire transfer of immediately available funds within five (5) Business Days of the Holder’s election. The Beneficial Ownership Limitation[, the NYSE Share Cap, the Remaining NYSE Share Cap Amount (and whether the Company Stockholder Approval shall have been obtained)]21 and any other restriction or limitation on exercise of this Warrant shall be disregarded for purposes of the determination of the Black Scholes Value of the remaining unexercised portion of this Warrant.

(d)	Organic Change and Major Transaction.

(i)    At least thirty (30) days prior to the occurrence of any Major Transaction or Organic Change, but, in any event, within one (1) Trading Day following the (x) the date of the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public announcement of such Major Transaction or Organic Change if such announcement is made at or after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via electronic mail and overnight courier to Holder (a “Major Transaction/Organic Change Notice”); provided, however, that, with respect to any Major Transaction or Organic Change that is not a Successor Major Transaction, the applicable deadline by which the Company must deliver the Major Transaction/Organic Change Notice shall be one (1) Trading Day following (x) the date of the first public announcement by any Person of such Major Transaction or Organic Change if such

[20]	Bracketed language will only be included in Series A Warrants.
[21]	Bracketed language will only be included in Series A Warrants.

announcement is made before 4:00 p.m., New York City time, or (y) the day following the date of the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made on or after 4:00 p.m., New York City time; and provided, further, that the Company shall make a public announcement of any Major Transaction or Organic Change no later than one (1) Trading Day after the Company first has knowledge of the occurrence thereof. Each Major Transaction/Organic Change Notice shall prominently indicate that it is a “Major Transaction/Organic Change Notice” and the subject of any email that contains or attaches a Major Transaction/Organic Change Notice shall be “Invitae – Major Transaction/Organic Change Notice.” Each Major Transaction/Organic Change Notice shall set forth the date on which the applicable Major Transaction or Organic Change has been or will be consummated or occur (or, if such date is not known, the Company’s good faith estimate of the date of such consummation or occurrence). If a Major Transaction or Organic Change shall not have been consummated or occurred within thirty (30) days following any date on which a Major Transaction/Organic Change Notice with respect thereto shall have been delivered to the Holder, then promptly following such thirtieth (30th) day, such Major Transaction/Organic Change Notice shall be re-sent in accordance with this Section 4(d)(i) (provided, that such notice shall be updated, if applicable, to reflect the Company’s good faith estimate of the date on which the Major Transaction or Organic Change will be consummated or occur as of the date such notice is re-sent). Such notices shall be sent successively after each 30-day period following delivery of a Major Transaction/Organic Change Notice that the applicable Major Transaction or Organic Change is not consummated or does not occur, unless the Company shall have publicly announced that such Major Transaction or Organic Change shall not occur or be consummated. Without limiting the rights and remedies of the Holder hereunder or under the Notes Documents or otherwise at law or in equity, the failure to timely deliver or re-send any Major Transaction Notice or other notice pursuant to this Section 4 or to include any required information in such notice shall toll any time period hereunder for any response responding to, or taking any action following, such notice by the Holder.

(ii)    Subject to the right of the Holder to elect a Major Transaction Repurchase, in the event of a Major Transaction, then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Major Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Major

Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Major Transaction (without regard to the Beneficial Ownership Limitation[, the NYSE Share Cap, the Remaining NYSE Share Cap Amount (or whether the Company Stockholder Approval shall have been obtained)]22 or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance), assuming this Warrant were exercised for cash. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Major Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Major Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Major Transaction. The Company shall cause any acquiring, surviving or successor entity in a Major Transaction in which the Company does not survive as the parent entity (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders (such approval not to be unreasonably withheld or delayed) prior to such Major Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance, and assuming this Warrant is exercised for cash) prior to such Major Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Major Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Major Transaction), and which is reasonably satisfactory in form and substance to the Required Holders. Upon the occurrence of any such Major Transaction, the Successor Entity shall be added

[22]	Bracketed language will only be included in Series A Warrants to the term “Company” under this Warrant (so that from and after the occurrence or consummation of such Major Transaction, each and every provision of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Warrant and the other Transaction Documents with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company herein. Notwithstanding the foregoing and without regard to the Beneficial Ownership Limitation[, the NYSE Share Cap, the Remaining NYSE Share Cap Amount (or whether the Company Stockholder Approval has been obtained)]23 or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance, in the event of a Major Transaction, the Company or any Successor Entity shall, at the Holder’s option, exercisable by written election of the Holder delivered to the Company, (A) in the case of a Successor Major Transaction, at any time during the period beginning on the date the Company first delivers (or by which it is first obligated to deliver) such Major Transaction/Organic Change Notice and ending on the later of (1) five (5) Trading Days immediately prior to the occurrence of such Major Transaction and (2) fifteen (15) Trading Days after such Holder’s receipt of the last Major Transaction/Organic Change Notice received by such Holder and (B) in the case of a Company Share Major Transaction, at any time beginning on the date the Company delivers (or by which it is obligated to deliver) a Major Transaction/Organic Change Notice with respect thereto for so long as this Warrant remains outstanding, purchase this Warrant from the Holder by paying or delivering to the Holder the Major Transaction Consideration (a “Major Transaction Repurchase”). For purposes of clarification, (i) the Holder shall not be required to exercise the Warrant or pay the Exercise Price in order to receive the Major Transaction Consideration. The payment of any cash component of the Major Transaction Consideration will be made by wire transfer of immediately available funds within five (5) Business Days of the Holder’s election (or, if later, on the effective date of the Major Transaction) and (ii) the delivery of any non-cash component(s) of the Major Transaction Consideration shall be delivered to the Holder on substantially the same basis as a holder of Common Shares would be entitled to received comparable consideration as a result of the Major Transaction. The Beneficial Ownership Limitation[, the NYSE Share Cap, the Remaining NYSE Share Cap Amount (or whether the Company Stockholder Approval

[23]	Bracketed language will only be included in Series A Warrants shall have been obtained)]24and any other restriction or limitation on exercise of this Warrant (including any such restriction or limitation resulting from an insufficient number of authorized, reserved and available shares to effect the exercise of this Warrant) shall be disregarded for purposes of the determination of the Black Scholes Value of the remaining unexercised portion of this Warrant.

(iii)    The Company shall cause any Successor Entity in a Major Transaction or Organic Change to assume in writing all of the obligations of the Company under this Warrant and the Registration Rights Agreement in accordance with the provisions hereof and thereof pursuant to written agreements in form and substance approved by the Required Holders (which approval shall not be unreasonably withheld, conditioned or delayed), including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant. Upon the occurrence of any such Organic Change or Major Transaction in which there is a Successor Entity, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Organic Change or Major Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the Registration Rights Agreement with the same effect as if such Successor Entity had been named as the Company herein and therein.

(iv)    Notwithstanding anything to the contrary contained herein, the Holder may deliver an Exercise Form not less than five (5) Business Days prior to the closing of a Major Transaction or Asset Sale that provides for the exercise of this Warrant (in whole or in part), in the case of a Major Transaction in which the Company survives as the parent entity, that is conditioned upon, and shall occur concurrently with, the consummation of such Major Transaction, or in the case of a Major Transaction in which there is a Successor Entity, that is conditioned upon, and shall occur immediately prior to, the consummation of such Major Transaction or in the case of an Asset Sale, the Company’s distribution of assets to its shareholders, as applicable (provided, that delivery of such an Exercise Form shall in no event prohibit the Holder from exercising this Warrant in accordance with its terms during such five (5) Business Day period).

(v)    If, at any time while this Warrant is outstanding an Organic Change is consummated or otherwise occurs, then, upon exercise of this Warrant, the Holder shall be entitled to receive in lieu of (or in addition to, as the case may be) the Warrant Shares, the kind and amount of securities, cash or other property of the Company or the Successor Entity, as the case may be,

[24]	Bracketed language will only be included in Series A Warrants resulting from such Organic Change, which a Holder of the Warrant Share Number (at the time of such Organic Change and, for the avoidance of doubt, without regard to the Beneficial Ownership Limitation[, the NYSE Share Cap, the Remaining NYSE Share Cap Amount (or whether the Company Stockholder Approval has been obtained)]25 or any other restriction or limitation on exercise) of Warrant Shares would have been entitled to receive upon consummation of such Organic Change if such Warrant Shares had been outstanding immediately prior to such Organic Change; and in any such case, if applicable, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted (pursuant to a written agreement in form and substance reasonably satisfactory to the Required Holders) so as to be applicable, as nearly as may reasonably be, to the Holder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. If holders of Common Shares are given any choice as to the kind and/or amount of stock and/or other securities or property (including cash) to be received in an Organic Change, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following such Organic Change. For the avoidance of doubt, neither the provisions of this Section 4(d)(v) nor any partial exercise of this Warrant following the occurrence of an Organic Change shall in any way limit the right of the Holder to elect a Major Transaction Repurchase in accordance with Section 4(d)(ii).

(vi)    The Company shall not effect a Successor Major Transaction with respect to which Holder has elected to cause a repurchase or with respect to which the Company is required to redeem this Warrant in accordance with this Section 4(d) without first either (a) placing into an escrow account with an independent escrow agent, at least three (3) Business Days prior to the closing date of the Successor Major Transaction, the relevant Major Transaction Consideration or (b) obtaining the written agreement of any Successor Entity that the payment of the Major Transaction Consideration shall be a condition precedent to consummation of such Successor Major Transaction. In the event that the Company attempts to consummate a Major Transaction without complying with this Section 4(d), the Holder shall have the right to apply for an injunction in any state or federal court sitting in the City of New York, borough of Manhattan to prevent the closing of such Major Transaction until the Company (and, if applicable, the Successor Entity) shall have complied with provisions of this Section 4(d), without the necessity of showing economic loss and without any bond or other security being required.

(vii)    For the avoidance of doubt, the rights and obligations of the Company and each Holder upon the occurrence of a Major Transaction or Organic Change are conditional upon such Major Transaction or Organic Change being consummated (or actually occurring) and in the event that a

[25]	Bracketed language will only be included in Series A Warrants

Major Transaction or Organic Change for which a Holder is given notice is not consummated (or does not occur), then upon written notice from the Company to such Holder confirming that such Major Transaction has not and will not be consummated (or occur), all actions taken under this Section 4(d) prior to such written notice in connection with such Major Transaction shall be deemed to be rescinded and null and void. In the event that such Major Transaction is being consummated pursuant to an agreement between the Company (or any Affiliate thereof) and any other Person, the Company shall not deliver the written notice contemplated by the immediately preceding sentence unless such agreement has terminated.

(e)    Certain Repurchases of Common Shares. In case the Company effects a Pro Rata Repurchase of shares of Common Stock and the value (determined as of the time (the “Expiration Time”) such Pro Rata Repurchase expires by the Company in good faith) of the cash and other consideration paid per share of Common Stock in such Pro Rata Repurchase exceeds the Closing Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such Pro Rata Repurchase (such Closing Price, the “Pro Rata Repurchase Closing Price”), then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the Effective Time by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase (including the shares to be repurchased or exchanged in the Pro Rata Repurchase) and (y) the Pro Rata Repurchase Closing Price, minus (ii) the aggregate value of all cash and any other consideration (determined as of the Expiration Time by the Company in good faith) paid or payable for shares purchased in such Pro Rata Repurchase, and of which the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase, excluding the shares to be repurchased or exchanged in the Pro Rata Exchange and (y) the Pro Rata Repurchase Closing Price. In such event, the Warrant Share Number shall be increased to the number obtained by dividing (i) the product of (x) the Warrant Share Number before such adjustment, and (y) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (ii) the new Exercise Price determined in accordance with the immediately preceding sentence.

(f)    Other Events. If any event of the type contemplated by the provisions of Section 4(a), 4(b), 4(d) or 4(e) or any other provision hereof that provides for an adjustment of Exercise Price, the Warrant Share Number, or the number and class of shares of capital stock issuable upon exercise of this Warrant, but not expressly provided for by any such provision occurs, then the Company shall make an appropriate adjustment in the Exercise Price, the Warrant Share Number and/or number and class of shares of capital stock issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with such provisions; provided, that no such adjustment shall increase the Exercise Price or decrease the Warrant Share Number except as otherwise determined pursuant to the express provisions of Section 4(a).

(g)    Certain Dilutive Issuances.    If at any time during the period commencing on the date hereof and ending on [__], 2025 (the “Exercise Price Adjustment Period”), the

Company shall, other than pursuant to an Approved Stock Plan, issue or sell any Options or Convertible Securities with an exercise, exchange or conversion price less than the Exercise Price in effect immediately prior to such issuance or sale, or directly or indirectly reduce, by exchange (which constitutes an extinguishment of such Options or Convertible Securities) or otherwise, the exercise, exchange or conversion price of any Options (other than the Warrants) or Convertible Securities to less than the Exercise Price immediately prior to such reduction (any such sale, issuance or exchange described in the foregoing, the “Qualifying Issuance”), then the Exercise Price shall automatically be reduced to the lowest exercise, exchange or conversion price applicable to such Options or Convertible Securities[; provided, that if any Qualifying Issuance(s) occur(s) on or before [__], 202426, then the Exercise Price shall automatically be reduced, with the effect from (and including) [__], 202427, to the lowest exercise, exchange or conversion price applicable to such Options or Convertible Securities (subject to appropriate adjustment for any Stock Event that occurs on or prior to the date of such adjustment)]28. Upon any reduction of the Exercise Price in accordance with this Section 4(g), the Warrant Share Number in effect at the time of such reduction shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the Warrant Share Number before such reduction of the Exercise Price [(or, in the case of a reduction of the Exercise Price in respect of any Qualifying issuance(s) that occur(s) on or before [__], 202429, the Warrant Share Number at the time of such Qualifying Issuance (subject to appropriate adjustment for any Stock Event that occurs on or prior to the date of such adjustment)]30 and (2) the Exercise Price in effect immediately prior to such reduction by (y) the new Exercise Price determined pursuant to the immediately preceding sentence[; provided, that in the case of a reduction of the Exercise Price in respect of a Qualifying Issuance that occurs on or before [__], 202431, the Warrant Share Number determined in accordance with this sentence shall be reduced by the number of shares of Common Stock actually issued pursuant to exercises of this Warrant during the period commencing on the date of such Qualifying Issuance and the date the reduction of the Exercise Price with respect thereto takes effect (in each case, subject to appropriate adjustment for any Stock Event occurring between the date of the applicable Qualifying Issuance and the date the Exercise Price reduction takes effect)]32. The Company shall not, at any time during the Exercise Price Adjustment Period, issue any Options or Convertible Securities together with any other shares of Common Stock, Options or other securities or consideration, in one integrated transaction or series of related transactions; provided, however, that the Company may, during the Exercise Period Adjustment Period (without any adjustment of the Exercise Price or the Warrant Share Number) (1) issue shares of Common Stock together with warrants in

[26]	Insert one year anniversary of the closing date.
[27]	Insert one day after one year anniversary of the closing date.
[28]	Bracketed language will only be included in Series B Warrants.
[29]	Insert one year anniversary of the closing date.
[30]	Bracketed language will only be included in Series B Warrants.
[31]	Insert one year anniversary of the closing date.
[32]	Bracketed language will only be included in Series B Warrants.

a transaction (w) where the proceeds of such issuance are not used for the purposes of, or in connection with, the refinancing, repayment or repurchase of any 2028 Notes, (x) that does not require stockholder approval pursuant to applicable rules of the Principal Market, (y) where the number of shares of Common Stock underlying the warrants issued in such transaction does not exceed 150% of the number of shares of Common Stock issued in such transaction, and (z) where the aggregate offering price of the securities sold in such transaction, together with the aggregate offering price of the securities sold in any other transactions during the Exercise Price Adjustment Period permitted pursuant to this clause (1) does not exceed $200,000,000, or (2) effect an exchange of any Existing Convertible Notes for (a) convertible notes with a conversion price equal to or greater than the Exercise Price in effect immediately prior to such exchange and (b) shares of Common Stock, where the principal amount of the relevant Existing Convertible Notes exchanged in such transaction is equal to or greater than the aggregate of (i) the principal amount of convertible notes issued in such exchange and (ii) the fair market value of the shares of Common Stock issued in such exchange (based on the Volume Weighted Average Price of Common Stock on the date of such exchange). Notwithstanding anything herein to the contrary, at any time during the Exercise Price Adjustment Period, the Company shall not, directly or indirectly reduce, by amendment or exchange (which does not constitute an extinguishment of such Options or Convertible Securities), the exercise, exchange or conversion price of any Options (other than the Warrants) or Convertible Securities to less than the Exercise Price in effect immediately prior to such reduction. Notwithstanding the foregoing in this Section 4(g), until such time that the Company Stockholder Approval is obtained, the Company shall not enter into any transaction that would cause an adjustment to the number of shares of Common Stock issuable upon exercise of Warrants issued in respect of Series B Notes pursuant to Section 4(g) thereof to exceed the applicable limits under NYSE Listing Standard Rule 312.03.

(h)    Calculations. All calculations under this Section 4 shall be made to the nearest one-hundredth (1/100th) of a cent or to the nearest one-tenth (l/10th) of a share, as the case may be.

(i)    Notice of Adjustments. Whenever the Exercise Price or the Warrant Share Number shall be adjusted as provided in this Section 4, the Company shall as promptly as practicable prepare and make available to the Holder a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price and Warrant Share Number that shall be in effect after such adjustment.

(j)    Adjustment Rules. Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

(k)    Proceedings Prior to any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take such actions as are necessary, which may include obtaining regulatory, stock exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable Common Shares (and any other securities, if applicable) that the Holder is entitled to receive upon exercise of this Warrant pursuant to this Section 4.

(l)    Major Transaction or Event of Default Prior to Issuance. Notwithstanding anything to the contrary contained herein or in the Note Documents, any event, occurrence, transaction, fact or circumstance that would otherwise constitute a Major Transaction or Event of Default if it had occurred, been announced or been consummated following the date of issuance of this Warrant shall constitute a Major Transaction or Event of Default, as applicable, if such event, occurrence, transaction, fact or circumstance shall have occurred, been announced or been consummated at any time prior to or contemporaneously with the issuance of this Warrant and after the Closing Date.

5.    Taxes; HSR.

(a)    Taxes. The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes (“Transfer Taxes”) that arise from the issuance of this Warrant and any issuance of the Warrant Shares under this Warrant, except for any such Transfer Taxes required as a result of the issuance of the Warrant Shares to any person other than to the Holder.

(b)    HSR Submissions. If the Holder determines in good faith that the exercise of this Warrant is subject to notification under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations promulgated thereunder (collectively, the “HSR Act”), each of the Company and the Holder agrees to (i) cooperate with the other party in the other party’s preparing and making such submission and any responses to inquiries of the Federal Trade Commission (“FTC”) and/or Department of Justice (“DOJ”); and (ii) prepare and make any submission required to be filed by the Company or the Holder, as applicable, under the HSR Act and respond to inquiries of the FTC and DOJ in connection therewith. The Company shall pay, or reimburse the Holder for, the costs of any required filing fees for any submissions under the HSR Act. Where the Holder notifies the Company that, pursuant to this section, the Holder has determined that an HSR filing is required, the Company shall not issue Warrant Shares until the expiration or early termination of the applicable waiting period under the HSR Act.

6.    Dispute Resolution. In the case of a dispute between the Company and the Holder as to the determination of the Exercise Price, Market Price, Volume Weighted Average Price, [Cash Settlement Amount,]33 Major Transaction Consideration or Major Transaction Warrant Share Number, Cash Settlement Amount, the Company shall issue, or instruct the Transfer Agent to issue, as applicable, to the Holder the number of Warrant Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via email within two (2) Business Days of receipt or deemed receipt of the Holder’s Exercise Form or other date of determination. If the Holder and the Company are unable to agree upon the determination of the Exercise Price,

[33]	Bracketed language will only be included in Series A Warrants

Market Price, Volume Weighted Average Price, [Cash Settlement Amount,]34 Major Transaction Consideration or Major Transaction Warrant Share Number within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via email (A) the disputed determination of the Exercise Price, Market Price, Volume Weighted Average Price, [Cash Settlement Amount,]35 Major Transaction Consideration or Major Transaction Warrant Share Number, to an independent, reputable investment banking firm selected by the Company and subject to the approval of the Required Holders (such consent not to be unreasonably withheld, conditioned or delayed), or (B) in the case of a dispute as to the arithmetic calculation of the Exercise Price or the arithmetic calculation of the Volume Weighted Average Price or Major Transaction Consideration, to an independent registered public accounting firm selected by the Company and, if not the Company’s auditors, subject to the approval of the Required Holders, as the case may be. The Company shall direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. Notwithstanding anything herein to the contrary, any such final determination in respect of a dispute in connection with a Major Transaction in which the Company is not the surviving parent entity, shall be made prior to the occurrence of such Major Transaction.

7.    Frustration of Purpose. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Common Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the exercise of this Warrant.

8.    Definitions. For the purposes of this Warrant, the following terms have the following meanings:

“Action” means any legal, regulatory or administrative proceeding, suit, investigation, arbitration or action.

[34]	Bracketed language will only be included in Series A Warrants
[35]	Bracketed language will only be included in Series A Warrants

“Rule 144 Affiliate” means, with respect to any person as of the applicable time of determination, that such person is not as of such time a “person” that is an “affiliate” of the Company within the meaning of Rule 144.

“Asset Sale” means a transaction described in clause (B) of the definition of “Major Transaction.”

“Beneficial Ownership Limitation” has the meaning specified in Section 2(k) hereof.

“Black Scholes Value” means the value of this Warrant or applicable portion thereof as determined by use of the Black-Scholes Option Pricing Model using the applicable criteria set forth on Schedule 1 hereto.

“Bloomberg” means Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by the Required Holders and the Company.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close; provided, however, for clarification, bank institutions shall not be deemed to be authorized or obligated by law or executive order to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York generally are open for use by customers on such day.

“Cash Exercise” has the meaning specified in Section 2(b) hereof. “Cashless Exercise” has the meaning specified in Section 2(c) hereof.

[“Cash Settlement Period” means the period commencing on (a) the close of business on June 30, 2023, if the Company has not held a meeting of its stockholders at which the Proposal is first considered on or before such date, or (b) if the Company has held a meeting of its stockholder at which the Proposal is first considered on or before June 30, 2023, but the Company Stockholder Approval is not obtained at such meeting, the earlier of (i) the close of business on September 30, 2023 or (ii) the close of business on the first date on which the Company holds a second meeting of its stockholders at which the Proposal is considered, but the Company Stockholder Approval is not obtained, and, in each case, ending at the close of business on the date the Company Stockholder Approval is obtained. The Company shall deliver a notice to the Trustee and the Conversion Agent prior to the commencement and upon the expiration of the Cash Settlement Period.]36

[36]	Bracketed language will only be included in Series A Warrants.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as from time to time amended, modified, supplemented or restated in accordance with its terms and pursuant to applicable law.

“Closing Price” means, for any security as of any Trading Day, the closing (last sale) price per share for such security on its Principal Market on such Trading Day (at the end of regular trading hours on such Principal Market), as reported by Bloomberg, or if no closing price per share is reported for such security by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) per share for such security on such Trading Day as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If such security is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, then the Closing Price for such security will be the average of the mid-point of the last bid and last ask prices per share for such security in the over-the-counter market on the relevant Trading Day as reported by OTC Markets Group or similar organization. If the Closing Price cannot be calculated for a security on such date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value per share of such security as mutually determined in good faith by the Board of Directors of the Company and the Required Holders.

“Common Shares” means shares of Common Stock.

“Common Stock” has the meaning specified in the preamble hereof.

“Company” has the meaning specified in the preamble hereof.

“Deerfield Holders” means Deerfield Partners, L.P. (the “Initial Deerfield Holder”) and any investment fund or managed account that is managed on a discretionary basis by the same investment manager as any of the Initial Deerfield Holder.

“Delivery Failure” means the Company fails to deliver Warrant Shares to Holder within any applicable Delivery Period (other than due to the Beneficial Ownership Limitation).

“Delivery Period” means, in respect of each exercise of the Holder’s purchase right hereunder, the period commencing on the delivery of an Exercise Form in respect of such exercise and ending on the deadline for delivery of the applicable Warrant Shares as set forth in Section 2(e).

“Disposition Date” means the first date occurring after the first issuance of Warrants pursuant to the Indenture on which the Deerfield Holders cease to beneficially own Warrants representing the right to acquire at least 25% of the shares of Common Stock underlying all then outstanding Warrants.

“DTC” has the meaning specified in Section 2(e) hereof.

“DWAC” has the meaning specified in Section 2(e) hereof.

“Event of Default” means the occurrence of any of the following: (i) a Registration Failure (as defined in the Registration Rights Agreement) occurs and remains uncured for a period of more than thirty (30) days; (ii) a Public Reporting Failure occurs and remains uncured for a period of more than thirty (30) days; (ii) a Delivery Failure occurs and remains uncured for a period of more than ten (10) Business Days; or at any time, the Company announces or states in writing that it will not honor its obligations to issue and deliver Common Shares to Holder upon exercise by Holder of this Warrant; (iii) a Legend Removal Failure occurs and remains uncured for a period of ten (10) days; (iv) a Transfer Delivery Failure occurs and remains uncured for a period of twenty (20) days; (v) the Company breaches any of its obligations under Section 4(d) hereof in respect of a Major Transaction; (vi) the Company commits any other material breach of its obligation hereunder or under the Registration Rights Agreement and such breach remains uncured for a period of more than thirty (30) days following notice of such breach; (vii) the liquidation, bankruptcy, insolvency, dissolution or winding up (or the occurrence of any analogous proceeding) of the Company; (viii) the Common Shares cease to be listed, traded or publicly quoted on the New York Stock Exchange and are not promptly re-listed or requoted on either the New York Stock Exchange, the NYSE American, the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market (or, in each case, any successor thereto); or (ix) the Common Stock ceases to be registered under Section 12 of the Exchange Act.

[“Excess Warrant Shares” means, with respect to each exercise of this Warrant during the Cash Settlement Period, as of any date of determination, the excess, if any, of (x) the number of Warrant Shares issuable upon such exercise (disregarding for such purpose the Beneficial Ownership Limitation, the NYSE Share Cap (or whether the Company Stockholder Approval shall have been obtained) and any other restriction or limitation on exercise) over (y) the Remaining NYSE Share Cap Amount as of such date.]37

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Date” has the meaning specified in Section 2(a) hereof.

“Exercise Form” has the meaning specified in Section 2(a) hereof.

“Exercise Price” means $[___]38, subject to adjustment as set forth herein.

“Holder” means the Person or Persons who shall from time to time own this Warrant.

“Indenture” has the meaning specified in the preamble hereof.

[37]	Bracketed language will only be included in Series A Warrants.
[38]	The Exercise Price will be the Conversion Price in effect on the date of issuance of this Warrant.

[“Issued Warrant Shares” means, as of any date of determination, the aggregate number of Warrant Shares issued pursuant to the Warrants issued in respect of Series A Notes.]39

“Legend Removal Failure” means the Company fails to issue this Warrant and/or Warrant Shares without a restrictive legend, or fails to remove a restrictive legend, when and as required under Section 2(g) hereof.

“Major Transaction” means any of the following events:

(A) a consolidation, merger, exchange of shares, tender or exchange offer, recapitalization, reorganization, business combination, purchase or sale of shares or other similar event, (1) following which the holders of Common Stock, or of the voting power of voting stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, business combination, sale of shares or other event either (a) no longer a majority of the outstanding shares of Common Stock or of the shares or voting power of voting stock of the Company, or (b) no longer have the ability to elect a majority of the Board of Directors of the Company, or (2) as a result of which the Common Stock shall be changed into (or the holders of the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or of another entity (other than (i) to the extent the shares of Common Stock are changed or exchanged solely to reflect a change in the Company’s jurisdiction of incorporation, (ii) any Stock Event or (iii) solely a change in par value of the Common Stock);

(B) the sale, lease or transfer or other conveyance (including, for the avoidance of doubt, by way of an exclusive license), in one transaction or a series of related transactions of (i) all or substantially all of the consolidated assets of the Company (including, for the avoidance of doubt, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole) to any Person other than one or more of the Company’s wholly-owned Subsidiaries or (ii) assets of the Company (including, for the avoidance of doubt, assets of the Company and its Subsidiaries, taken as a whole) to any Person other than one or more of the Company’s wholly-owned Subsidiaries for a purchase price equal to more than 50% of the Enterprise Value (as defined below) of the Company. For purposes of this clause (B), “Enterprise Value” shall mean (I) the product of (x) the number of issued and outstanding shares of Common Stock on the date the Company first delivers (or by which it is first obligated to deliver) the Major Transaction Notice (as defined below in Section 3(b)) multiplied by (y) the per share closing price of the Common Stock on such date plus (II) the aggregate principal amount of the Company’s and its consolidated subsidiaries’ debt as shown on the latest consolidated financial statements of the Company and its subsidiaries filed with the Commission (the “Current Financial Statements”), plus (III) if applicable, the aggregate liquidation preference of each class of the Company’s outstanding preferred stock, if any, less (III) the aggregate amount of cash and cash equivalents of the Company and its consolidated subsidiaries, as shown on the Current Financial Statements;

[39]	Bracketed language will only be included in Series A Warrants.

(C) the stockholders of the Company approve any plan or proposal for the liquidation, dissolution or winding-up of the Company;

(D) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, files any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of the Company’s Stock representing beneficial ownership of more than 50% of the outstanding shares of Common Stock or of the shares or voting power of the Company’s voting stock;

(E) the Common Stock ceases to be listed on any Eligible Market on which it is then listed and is not immediately re-listed on another Eligible Market. For the purposes of this clause (E), “Eligible Market” means the New York Stock Exchange, the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or, in each case, any successor thereto); or

(F) the Common Stock ceases to be registered under Section 12 of the Exchange Act;

provided, however, that a transaction or event described in clause (A) or (D) above will not constitute a Major Transaction if such Major Transaction is a Successor Major Transaction in which at least ninety percent (90%) of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock or other corporate common equity interests listed on an Eligible Market or will be so listed when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions any Notes become convertible into, and the Warrants become exercisable for, such consideration, including with such appropriate revisions to the Exercise Price and to Schedule 1 hereto in accordance with Section 4 and appropriate revisions to the Conversion Price (as defined in the Indenture) applicable to the Notes and to Exhibit H to the Indenture, in each case, to reflect the conversion ratio to be received by holders of Common Stock in such transaction (it being understood that this proviso shall be inapplicable unless (i) Deerfield Holders collectively beneficially own Warrants and/or Notes that are convertible into, or exercisable for, an aggregate number of shares of Common Stock representing less than 10% of the aggregate number of shares of Common Stock into which all outstanding Series A Notes and Warrants issued in respect of Series A Notes are convertible or exercisable as of the date the Company first delivers (or by which it is obligated to first deliver) a Major Transaction/Organic Change Notice (determined in each case without regard to the Beneficial Ownership Cap (as defined in the Indenture), the Beneficial Ownership Limitation, the NYSE Share Cap, the Remaining NYSE Share Cap Amount or any other limitations on conversion herein, in any other Warrants, in the Indenture or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such conversion and issuance, as certified by the Deerfield Holders to the Company), or (ii) the Deerfield Holders agree with the Company that such proviso shall be applicable with respect to a particular Major Transaction). Following the determination contemplated by clause (ii) of the immediately preceding sentence, the Company shall promptly (and in any event within one (1) Business Day following the date of such determination) make a public announcement thereof.

“Major Transaction Consideration” means (a) the amount of cash, property and other assets and the number of securities or other property of the Successor Entity, the Company or other entity that would be issuable in the Major Transaction, in respect of a number of shares equal to the Major Transaction Warrant Share Number (assuming, for these purposes, that such shares had been issued and outstanding immediately prior to consummation of such Major Transaction) or (b) if none of the foregoing applies, an amount in cash equal to the Black-Scholes Value of the unexercised portion of this Warrant. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Major Transaction, then the Holder shall be given the same choice as to the Major Transaction Consideration it receives upon a Major Transaction Repurchase (without giving effect to the Beneficial Ownership Limitation[, the NYSE Share Cap, the Remaining NYSE Share Cap Amount]40 or any other limitation on exercise herein, and assuming the exercise hereof for cash).

“Major Transaction Warrant Share Number” means an amount equal to the Black-Scholes Value of the unexercised portion of this Warrant determined as of the date the applicable Major Transaction is consummated or otherwise occurs, divided by the Closing Price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then traded on the Trading Day immediately preceding the date on which the applicable Major Transaction is consummated or otherwise occurs.

“Market Price” means, with respect to a share of Common Stock or any other security, on any given day, the arithmetic average of the Volume Weighted Average Price (as defined below) of the Company’s Common Stock or such security on each of the five (5) consecutive Trading Days ending immediately prior to the Exercise Date or other date of determination (or, for the avoidance of doubt, for purposes of the determination of the Market Price in the case of an exercise of this Warrant, or any other event, occurring on a Trading Date after the end of regular trading hours on the applicable exchange or trading market, ending on such Exercise Date or other date of determination). In the event that a Stock Event is consummated during any period for which the arithmetic average of the Volume Weighted Average Prices is to be determined, the Volume Weighted Average Price for all Trading Days during such period prior to the effectiveness of the Stock Event shall be appropriately adjusted to reflect such Stock Event.

“NYSE Share Cap” means [●]41 shares of Common Stock, in the aggregate (subject to appropriate adjustment for any Stock Event).

[40]	Bracketed language will only be included in Series A Warrants.
[41]

NTD: Insert the number of shares equal to (i) 19.99% of the outstanding shares minus (ii) the equitization shares as of the closing date (i.e., shares issued in connection with the closing as part of the exchange) plus (iii) “recaptured shares” as of the closing date (i.e., shares that would have been issuable in respect of the existing 2024 notes but for the exchange).

“Organic Change” means any merger, consolidation, business combination, recapitalization, reorganization, reclassification, spin-off or other transaction, other than a Major Transaction, in each case, that is effected in such a way that the outstanding Common Shares are converted into, are exchanged for or become the right to receive (either directly or upon subsequent liquidation) cash, securities or other property.

“Original Acquisition Date” means, to the extent this Warrant was issued in respect of Class A Notes, the date of issuance of the Exchanged Old Notes (as defined in the Exchange Agreement) exchanged for such Class A Notes.

“Original Issue Date” means the date this Warrant is originally issued pursuant to the Indenture.

“Other Exchange Shares” shall have the meaning set forth in the definition of the “Remaining NYSE Share Cap Amount”.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity.

“Principal Market” means, with respect to the Common Stock, the principal Eligible Market on which the Common Stock is listed, and with respect to any other security, the principal securities exchange or trading market for such security.

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Company or any subsidiary thereof pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act); provided, however, that, for the avoidance of doubt, “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any subsidiary thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act.

“Public Reporting Failure” means the failure of the Company to file with the Commission in a timely manner (without giving effect to any extensions pursuant to Rule 12b-25 under the Exchange Act) all reports and other materials required to be filed by the Company by Section 13 or 15(d) of the Exchange Act, as applicable (provided, that the failure to file Current Reports on Form 8-K shall not be deemed a Public Reporting Failure to the extent that Rule 144 remains available for the resale of the Warrant Shares).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date, among the Company, and the Investors (as defined therein) from time to time signatory thereto, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

[“Remaining NYSE Share Cap Amount” means, as of each Exercise Date, the result of (i) the NYSE Share Cap, minus (ii) the sum of (A) the aggregate number of Conversion Shares, if any, issued in respect of Series A Notes prior to such Exercise Date, (B) the aggregate number of Issued Warrant Shares issued prior to such Exercise Date and (C) the aggregate number of shares of Common Stock issued in respect of any exchange of the

2024 Notes effected after the Closing Date and prior to the applicable Exercise Date (excluding, for the avoidance of doubt, any shares issued pursuant to the preceding clauses (A) or (B)) (such shares in this Clause (C), the “Other Exchange Shares”) plus (iii) the number of shares of Common Stock that were issuable or reserved for issuance in respect of the 2024 Notes exchanged for shares of Common Stock or the Series A Notes after the Closing Date and prior to the applicable Exercise Date.]42

“Required Holders” means, as of any date of determination that is prior to the Disposition Date, the Deerfield Holders, and as of any date following the Disposition Date, the holders of a majority-in-interest of the Warrants.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date.

“Term” has the meaning specified in Section 1 hereof.

“Trading Day” means, in respect of any security, any day on which trading of such security occurs on its Principal Market. If the Common Shares are not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Delivery Failure” means the Company has failed to deliver a Warrant within any applicable Transfer Delivery Period.

“Unrestricted Conditions” has the meaning specified in Section 2(g)(ii) hereof.

“Volume Weighted Average Price” means, with respect to a share of Common Stock or any other security as of any date, the volume weighted average sale price on the principal United States exchange or market on which the Common Stock or such security is then being traded as reported by, or based upon data reported by, Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security on the OTC Bulletin Board, the OTCQX Market, the OTCQB Market or Pink Open Market of OTC Markets Group (or, in each case, any successor to such market).

“Warrant” means this Warrant and any other warrants of like tenor issued in substitution or exchange for any thereof pursuant to the provisions of Section 2(e) hereof.

[42]	Bracketed language will only be included in Series A Warrants.

“Warrant Share Number” means [_______]43, subject to adjustment as set forth herein, including reduction for each Common Share as to which this Warrant has been exercised (whether pursuant to a Cash Exercise or a Cashless Exercise) hereunder (subject to the Company’s compliance with its obligations with respect to each such exercise under Section 2 hereof).

“Warrant Shares” has the meaning set forth in the preamble.

“Warrants” means, collectively, this Warrant and each other warrant issued pursuant to the Indenture and any Warrants issued in exchange, transfer or replacement hereof or thereof, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time.

9.    Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Company and the Required Holders, and all amendments and waivers so approved shall be binding upon holders of all warrants issued pursuant to the Credit Agreement.

10.    Governing Law; Jurisdiction; Specific Performance. This Warrant and all matters concerning the construction, validity, enforcement and interpretation hereof or otherwise relating hereto shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. All Actions arising out of or relating to this Warrant shall be heard and determined in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 10 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Warrant shall be effective if notice is given by overnight courier at the address set forth or referred to in Section 11 of this Warrant. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The parties hereto agree that irreparable damage for which monetary relief, even if available, would

[43]

The Warrant Share Number will initially be the result of (i) the principal amount of the Notes prepaid or otherwise repaid in connection with which this Warrant is issued, divided by (ii) the initial Exercise Price of this Warrant (equal to the Conversion Price then in effect).

not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Warrant in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof in the courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Warrant or any Note Documents, and this right of specific enforcement is an integral part of the terms of this Warrant. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the Note Documents at law or in equity (including a decree of specific performance and/or other injunctive relief).

11.    Notices. All notices, requests, claims, demands and other communications under this Warrant shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11):

(a)    If to the Holder to the address for the notice to the Holder pursuant to the Indenture, or at such other address or contact information delivered by the Holder to the Company in writing.

(b)    If to the Company:

Invitae Corporation

1400 16th Street, San Francisco, California, 94103

Attention: General Counsel

Email:

with a copy to (which copy alone shall not constitute notice):

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention: Wesley Holmes; Reza Mojtabaee-Zamani

Email: Wesley.Holmes@LW.com; Reza.Mojtabaee-Zamani@lw.com

In connection with any exercise or assignment of this Warrant, no ink-original Exercise Form or Assignment Form, as applicable, shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Form or Assignment Form be required.

12.    Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the Company and the Holder and their respective successors and permitted assigns (subject to Section 2(f) with respect to the Holder); provided that the Company shall not assign its obligations under this Warrant except in to a Successor Entity in connection with a Successor Major Transaction as provided in Section 4(d).

13.    Modification and Severability. The provisions of this Warrant will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision hereof. To the fullest extent permitted by law, if any provision of this Warrant, or the application thereof to any Person or circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Warrant and the application of such provision to other Persons, entities or circumstances will not be affected by such invalidity or unenforceability.

14.    Material Nonpublic Information. Upon receipt or delivery by the Company of any notice pursuant to this Warrant, including, as applicable, any Default Notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material nonpublic information relating to the Company or its subsidiaries, if requested by Holder, the Company shall within one (1) Trading Day after any such receipt or delivery, publicly disclose such material nonpublic information in a report on Form 8-K or otherwise in a filing with the SEC. Without derogating from the immediately previous sentence, in the event that the Company believes that any notice delivered to the Holder contains material nonpublic information relating to the Company, the Company shall (i) so indicate to the Holder prior to the delivery of such notice, and such indication shall provide the Holder the means to refuse to receive such notice; and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material nonpublic information relating to the Company and (ii) provide such notice to the Holder’s outside counsel as may be designated from time to time by the Holder for purposes hereof. The provisions of this Section 14 are in addition to, and shall in no way limit, the provisions of Section 7(e) of the Exchange Agreement.

15.    Interpretation. When a reference is made in this Warrant to a Section, such reference shall be to a Section of this Warrant unless otherwise indicated. The headings contained in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant. Whenever the words “include,” “includes” or “including” are used in this Warrant, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Warrant shall refer to this Warrant as a whole and not to any particular provision of this Warrant unless the context requires otherwise. The words “date hereof’ when used in this Warrant shall refer to the date of this Warrant. The terms “or,”

“any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Warrant shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Warrant are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to, and all payments hereunder shall be made in, the lawful money of the United States. References to a Person are also to its successors and permitted assigns. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Warrant, the date that is the reference date in calculating such period shall be excluded (and, unless otherwise required by law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

16.    Withholding.

(a)    On or prior to the Original Issue Date (or in the case of any transfer, the date such transferee becomes the Holder), and thereinafter upon reasonable request or as required under Applicable Laws, to the extent permitted by Applicable Laws, the Holder shall deliver to the Company tax forms or other documentation (including any applicable Internal Revenue Service Form W-8/W-9) reasonably satisfactory to the Company to establish an exemption from, or a reduction in the rate of, U.S. federal withholding tax that may apply to any payment for dividends or any constructive dividend under Section 305(c) of the Code.

(b)    Notwithstanding anything to the contrary, any Holder that is not a “United States Person” (as defined in Section 7701(a)(30) of the Code) (a “non-U.S. Holder”) agrees that, if such Holder is deemed to have received a distribution subject to U.S. federal income tax under Section 305 of the Code as a result of an adjustment or the non-occurrence of an adjustment to the Exercise Price or Warrant Share Number, then (i) the Company may, at its option, withhold or set off (or cause to be withheld or set off) any applicable withholding taxes on behalf of such Holder against payments or deliveries under the Warrant, and (ii) if the Company pays any such withholding taxes on behalf of such Holder, then the Company may, at its option, withhold from or set off such payments against payments of cash or the delivery of the Warrant Shares or other consideration under the Warrant, any payments on the Common Stock or sales proceeds received by, or other funds or assets of, such Holder.

(c)    The Company shall notify, or shall cause to be notified, the applicable non-U.S. Holder of its intention to make any such withholding or deduction the Company is required to make hereunder reasonably in advance of doing so, and shall use commercially reasonable efforts to assist the Holder with claiming any exemption or reduction from such withholding or deduction allowable by Applicable Laws, provided, however, that the Company shall, in good faith, determine the appropriate amount the Company is required to withhold hereunder under Applicable Laws after consulting with such Holder and its tax advisors. The Company shall provide, or shall cause to be provided, a receipt or other evidence of payment of any such taxes deducted or withheld reasonably acceptable to such non-U.S. Holder within 30 days after making any deduction or withholding of such Taxes.

[Signature pages follow]

IN WITNESS WHEREOF, the Company has duly executed this Warrant.

Dated: [_____ __, 202_].

INVITAE CORPORATION

By:
Name:
Title:

[Signature Page to Warrant]

A-1

EXHIBIT A

FORM OF EXERCISE NOTICE

(To be executed by the registered holder hereof)

Reference is made to the Warrant to Purchase Common Shares of Invitae Corporation No. W-[_] (the “Warrant”).

The undersigned hereby irrevocably exercises the Warrant with respect to shares of common stock, par value $0.0001 per share (the “Common Stock”), of Invitae Corporation, a Delaware corporation (the “Company”).

Check the applicable box:

☐ The undersigned is exercising the Warrant with respect to [_______] shares of Common Stock pursuant to a Cashless Exercise, and makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of the Warrant applicable to such Cashless Exercise.

☐ The undersigned is exercising the Warrant with respect to [__________] shares of Common Stock pursuant to a Cash Exercise. [IF APPLICABLE: The undersigned hereby encloses, or has delivered by wire transfer to an account designated by the Company, $____ as payment of the Exercise Price.]

2. Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant.

Dated: _______________

Please issue shares of Common Stock in the following name and, if applicable, to the following address:

Issue to (print name):

Email Address:

DTC Details (if applicable):

Address for Stock Certificates (if applicable):

A-1

EXHIBIT B

ASSIGNMENT FORM

(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                  the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint                 , attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature ____________________________

Address _____________________________

PARTIAL ASSIGNMENT

(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                  the right to purchase                  Common Shares issuable upon exercise of the attached Warrant, and does irrevocably constitute and appoint                 , attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated:	Signature ____________________________

Address _____________________________

B-1

Schedule 1

Black-Scholes Value

Remaining Term	Number of calendar days from date of consummation or occurrence of the Major Transaction or Event of Default until the last date on which this Warrant may be exercised.

Interest Rate	A risk-free interest equal to 4.55% for a period equal to the Remaining Term.

Cost to Borrow	Zero

Volatility	60%

Stock Price

Major Transaction:

The greatest of (1) the per share closing (last sale) price of the Common Shares on the New York Stock Exchange, or, if that is not the principal trading market for the Common Shares, such principal market on which the Common Shares are traded or listed (the “Closing Market Price”) on the Trading Day immediately preceding the date on which the Major Transaction is consummated or otherwise occurs, (2) the first Closing Market Price following the first public announcement of the Major Transaction, and (3) the Closing Market Price as of the date immediately preceding the first public announcement of the Major Transaction.

Event of Default:

The greatest of (1) the per share closing (last sale) price of the Common Shares on the New York Stock Exchange, or, if that is not the principal trading market for the Common Shares, such principal market on which the Common Shares are traded or listed (the “Closing Market Price”) on the Trading Day immediately preceding the date on which the Event of Default occurs, (2) the first Closing Market Price following the first public announcement of the Event of Default (as applicable), and (3) the Closing Market Price as of the date immediately preceding the first public announcement of the Event of Default (as applicable).

B-2